Exhibit 99.1

American Public Education Reports Fourth Quarter 2021 Results

CHARLES TOWN, WV (March 02, 2022) – American Public Education, Inc. (Nasdaq: APEI) announced financial results for the quarter ended December 31, 2021.

Fourth Quarter Highlights:

•	Consolidated revenue increased 79.3% year-over-year to $154.0 million

•	Net income for the period was $9.4 million, compared to net income of $7.1 million for the three months ended December 31, 2021, an increase of $2.3 million

•	Adjusted EBITDA increased 85.5% year-over-year to $29.3 million

•	APEI completed its acquisition of Graduate School USA, a federal workforce training provider, on January 1, 2022

Full Year Highlights:

•	Consolidated revenue increased 30.1% year-over-year to $418.8 million

•	Net income for the period was $17.8 million, compared to net income of $18.8 million for the three months ended December 31, 2021, a decrease of $1.0 million

•	Adjusted EBITDA increased 27.8% year-over-year to $64.7 million

Results of operations for the three and twelve months ended December 31, 2021 include the results of Rasmussen University (“RU”) from September 1, 2021 (the “Closing Date”) through December 31, 2021. APEI did not consolidate the financial results of RU prior to the Closing Date. Accordingly, the financial results of each period presented are not directly comparable.

Financial Results:

Three months ended December 31, 2021 compared to three months ended December 31, 2020:

•	Total consolidated revenue for 2021 increased 79% to $154.0 million, compared to total revenue of $85.9 million in 2020, due to:

o	the inclusion of RU revenue from October 1 through December 31, 2021 of $68.4 million

o	an increase of $1.9 million, or 18%, in revenue from Hondros College of Nursing (“HCN”), reflecting an increase in enrollment of 17% to 2,500 students

o	a decrease of $2.2 million, or -3%, in revenue from American Public University System (“APUS”), primarily due to a decline in net course registrations of 2% in 2021 compared to 2020

•	Total costs and expenses increased to $137.5 million for 2021, compared to $76.2 million in 2020, primarily due to the inclusion of RU during the quarter.

o	Instructional costs and services increased $36.3 million in 2021 to $67.4 million, compared to $31.1 million in 2020, primarily due to the inclusion of RU Segment instructional costs and services expenses during the quarter of $36.6 million.

o	Selling and promotional expenses increased $13.7 million to $33.0 million, compared to $19.2 million in 2020, primarily due to the inclusion of RU Segment selling and promotional expenses during the quarter of $17.4 million.

o	General and administrative (“G&A”) expenses increased $5.1 million to $27.8 million, compared to $22.7 million in 2020 primarily due to the inclusion of RU Segment general and administrative expenses during the quarter of $5.4 million. G&A expenses includes $1.8 million of M&A-related professional fees, which is an increase of 55% compared to the 2020 period.

o	Depreciation and amortization expenses increased to $8.3 million in 2021, or 5.4% of revenue, compared to $3.0 million and 3.5% in 2020, primarily due to the addition of the RU segment and the amortization of the associated acquired intangible assets.

•	Interest expense increased to $3.1 million in 2021, as compared to $0.1 million in interest income in 2020, due to the $175 million senior secured term loan issued in connection with the RU acquisition (the “Term Loan”).

•	Net income was $9.4 million in 2021, compared to net income of $7.1 million in 2020

•	Earnings per diluted share was $0.50, compared to $0.47 per diluted share in the same period of 2020, driven primarily by the same factors impacting the change in net income.

•	Adjusted EBITDA was $29.3 million in 2021, compared to $15.8 million in 2020, driven primarily by the factors impacting the change in net income, excluding depreciation and amortization expense and interest expense. Additionally, the 2021 period included $1.8 million of M&A-related professional fees and $1.7 million of stock-based compensation expense, an increase of 55% and a decrease of 7%, respectively, compared to 2020.

Twelve months ended December 31, 2021 compared to twelve months ended December 31, 2020:

•	Total consolidated revenue for 2021 increased 30.1% to $418.8 million, compared to total revenue of $321.8 million in 2020, primarily due to the inclusion of RU Segment revenue from the Closing Date through December 31, 2021, as well as an increase in student enrollment at HCN during that period, partially offset by a decrease in APUS net registrations.

•	Total costs and expenses increased to $388.4 million for 2021 compared to $297.0 million in 2020, primarily due to the inclusion of RU from the Closing Date through December 31, 2021.

o	Instructional costs and services increased $50.4 million in 2021 to $172.6 million, compared to $122.2 million in 2020, primarily due to the inclusion of the RU Segment instructional costs and services expenses from the Closing Date through December 31, 2021 of $49.0 million.

o	Selling and promotional expenses in 2021 were $93.3 million, an increase of $20.3 million, compared to $73.0 million in 2020. The increase in selling and promotional expenses was primarily due to the inclusion of RU Segment selling and promotional expenses from the Closing Date through December 31, 2021 of $23.2 million.

o	General and administrative expenses in 2021 were $103.4 million, an increase of $15.4 million, compared to $88.0 million in 2020. The increase in general and administrative expenses was primarily due to the inclusion of RU Segment general and administrative expenses from the Closing Date through December 31, 2021 of $7.6 million. G&A includes $7.6 million of M&A-related professional fees.

o	Depreciation and amortization expenses increased to $17.8 million in 2021, compared to $13.0 million in 2020, primarily due to the addition of the RU Segment and the amortization of the associated acquired intangible assets.

•	Interest expense increased to $4.3 million in 2021, compared to $1.1 million in interest income in 2020, due to the Term Loan.

•	Net income was $17.8 million in 2021, compared to net income of $18.8 million in 2020

•	Earnings per diluted share was $0.97 compared to $1.25 per diluted share in the same period of 2020, driven primarily by the same factors impacting the change in net income.

•	Adjusted EBITDA was $64.7 million in 2021 compared to $50.6 million in 2020, driven primarily by the factors impacting the change in net income, excluding depreciation and amortization expense and interest expense. Additionally, the 2021 period included $7.6 million of M&A-related professional fees and $7.7 million of stock-based compensation expense, an increase of 53% and an increase of 8%, respectively, compared to 2020.

Acquisition of Rasmussen University

On the Closing Date, APEI completed the acquisition of Rasmussen University. The final purchase price was $325.5 million, subject to post-closing working capital adjustments, and net of cash acquired, and was funded by $170.5 million of cash and cash equivalents and the net proceeds from the Term Loan.

Balance Sheet and Liquidity:

•	Total cash and cash equivalents as of December 31, 2021 were approximately $149.6 million, compared to $227.7 million as of December 31, 2020, a 34% decrease. The decrease in cash was due to the acquisition of Rasmussen University on September 1, 2021, partially offset by net proceeds of approximately $86.2 million from the underwritten public offering of 3,680,000 shares of our common stock completed on March 1, 2021.

•	In conjunction with the issuance of the Term Loan, APEI also entered into a revolving credit facility (the “Credit Facility”) on the Closing Date. The Credit Facility has an aggregate commitment amount of $20 million, all of which remained undrawn at year end.

Registrations and Enrollment:

	2021	2020	% Change
American Public University System[1]
For the three months ended December 31, Net Course Registrations	86,600	88,400	-2%
For the twelve months ended December 31, Net Course Registrations	345,300	353,100	-2%

Rasmussen University[2]
For the three months ended December 31, Total Student Enrollment	17,100	17,700	-3%

Hondros College of Nursing[3]
For the three months ended December 31, Total Student Enrollment	2,510	2,140	17%

1APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

Excludes students in doctoral programs.

2Rasmussen Student Enrollment represents students in an active status as of the full-term census or billing date.

3HCN Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Acquisition of Graduate School USA:

On August 11, 2021, the Company announced that it had entered into an agreement to acquire substantially all of the assets of Graduate School USA, or Graduate School, one of the largest providers of training to the federal government workforce, for approximately $1.0 million. On January 1, 2022, the Company completed its acquisition of Graduate School.

First Quarter 2022 Outlook:

The following statements are based on APEI’s current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

	First Quarter 2022 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	92,900 to 95,700	0% to 3%

HCN Student enrollment	2,500	8%

RU Student enrollment	16,200	-7%
- Nursing	8,400	2%
- Non-Nursing	7,800	-14%

($ in millions except EPS)
APEI Consolidated revenue	$155 to $159	75% to 80%
APEI Consolidated net income	$2.3 to $3.3	-72% to -59%
APEI Adjusted EBITDA	$17.7 to $19.8	10% to 23%
APEI Diluted EPS	$0.12 to $0.17	-76% to -65%

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI’s operating profit and cash generation capabilities.

For the three months ended December 31, 2020 and 2021, adjusted EBITDA excludes non-cash compensation expense, loss on disposals of long-lived assets, and M&A-related professional fees.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures are that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions “GAAP Net Income to Adjusted EBITDA,” and “GAAP Outlook Net Income to Outlook Adjusted EBITDA”) and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI’s fourth quarter 2021 earnings conference call will be held today at 5:00 p.m. Eastern time. This webcast will be open to listeners who log in through the APEI’s investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live webcast. The replay will be archived and available to listeners through APEI’s investor relations website for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI) educates the service minded student by providing career-focused higher education and training that enable pathways to employment and career advancement. APEI operates through four wholly owned subsidiaries and delivers corporate businesses services to each. American Public University System, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students and serves approximately 89,000 adult learners worldwide. APUS is regularly cited as one of the most affordable universities in the United States. Rasmussen University is a 120-year-old institution that serves approximately 17,100 students across its 23 campuses and student service centers in six states and online. It is a Nursing and Health Sciences-focused institution, also with schools of Business, Technology, Design, Early Education and Justice Studies. Hondros College of Nursing "creates new nurses" by educating pre-licensure nursing students at its six campuses in Ohio and one in Indiana and is the largest educator of PN (LPN) Nurses in the state of Ohio with approximately 2,500 students. Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals. Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission with Open Pathway designation. HCN is accredited by the Accrediting Bureau of Health Education Schools. GSUSA is accredited by ACCET. For additional information, visit www.apei.com.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding expected growth, registration and enrollments, revenues, income and EBITDA, benefits of the acquisition of Rasmussen University and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: the effects, duration, and severity of and APEI’s response to the COVID-19 pandemic; moderation in demand as the pandemic abates; changes to and expectations regarding enrollment, registrations and composition of APEI’s student body; APEI’s dependence on the effectiveness of its ability to attract students who persist in its institutions’ programs; actions taken by the Department of Defense or branches of the U.S. Armed Forces, including ongoing impacts related to the disruption and suspension of Department of Defense tuition assistance; APEI’s inability to effectively market its institutions’ programs; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI’s inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; APEI’s failure to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; APEI’s loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; APEI’s need to successfully adjust to future market demands by updating existing programs and developing new programs; entering into and integrating acquisitions, including the integration of Rasmussen University and Graduate School; APEI’s dependence on its technology infrastructure; and the various risks described in the “Risk Factors” section and elsewhere in APEI’s Annual Report on Form 10-K for the year ended December 31, 2021, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Ryan Koren

AVP, Investor Relations & Corporate Development

(610) 428-7376

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American Public Education, Inc.

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended
	December 31,
	2021	2020
	(unaudited)

Revenues	$154,000	$85,909
Costs and expenses:
Instructional costs and services	67,365	31,103
Selling and promotional	32,967	19,224
General and administrative	27,800	22,729
Loss on disposals of long-lived assets	1,100	109
Depreciation and amortization	8,271	3,029
Total costs and expenses	137,503	76,194
Income from operations before
interest and income taxes	16,497	9,715
Interest (expense) income	(3,110)	90
Income before income taxes	13,387	9,805
Income tax expense	4,002	2,729
Equity investment loss	(4)	(5)
Net income	$9,381	$7,071

Net income per common share:
Basic	$0.50	$0.48
Diluted	$0.50	$0.47

Weighted average number of
common shares:
Basic	18,712	14,863
Diluted	18,854	15,084

	Three Months Ended
Segment Information:	December 31,
	2021	2020
Revenues:
APUS Segment	$73,379	$75,562
RU Segment	$68,351	$—
HCN Segment	$12,297	$10,409
Corporate and other[1]	$(27)	$(62)
Income (loss) from operations before
interest and income taxes:
APUS Segment	$20,081	$13,653
RU Segment	$2,629	$—
HCN Segment	$481	$1,177
Corporate and other	$(6,694)	$(5,115)

	Twelve Months Ended
	December 31,
	2021	2020
	(unaudited)

Revenues	$418,803	$321,785
Costs and expenses:
Instructional costs and services	172,622	122,161
Selling and promotional	93,317	72,989
General and administrative	103,379	88,043
Loss on disposals of long-lived assets	1,282	851
Depreciation and amortization	17,832	12,984
Total costs and expenses	388,432	297,028
Income from operations before
interest and income taxes	30,371	24,757
Interest (expense) income	(4,277)	1,092
Income before income taxes	26,094	25,849
Income tax expense	7,511	7,020
Equity investment loss	(831)	(7)
Net income	$17,752	$18,822

Net income per common share:
Basic	$0.98	$1.27
Diluted	$0.97	$1.25

Weighted average number of
common shares:
Basic	18,085	14,876
Diluted	18,255	15,047

	Twelve Months Ended
Segment Information:	December 31,
	2021	2020
Revenues:
APUS Segment	$283,700	$285,938
RU Segment	$89,483	$—
HCN Segment	$45,803	$36,091
Corporate and other[1]	$(183)	$(244)
Income (loss) from operations before
interest and income taxes:
APUS Segment	$51,050	$43,438
RU Segment	$1,630	$—
HCN Segment	$1,829	$722
Corporate and other	$(24,138)	$(19,403)

The RU Segment reflects the operations of RU, which was acquired on the Closing Date, through December 31, 2021. The Company did not consolidate the financial results of the RU Segment prior to the Closing Date.

1. The APUS Segment charges the HCN Segment and corporate employees for the value of courses taken at APUS. The intersegment elimination represents the elimination of this intersegment revenue in consolidation.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share data)	2021	2020	2021	2020
Net income	$9,381	$7,071	17,752	18,822
Income tax expense	4,002	2,729	7,511	7,020
Interest expense (income)	3,110	(90)	4,277	(1,092)
Equity investment loss	4	5	831	7
Depreciation and amortization	8,271	3,029	17,832	12,984
EBITDA	24,768	12,744	48,203	37,741

Stock Compensation	1,685	1,810	7,654	7,075
Loss on disposals of long-lived assets	1,100	109	1,282	851
M&A and integration - related professional fees	1,791	1,153	7,574	4,956
Adjusted EBITDA	$29,344	$15,816	64,713	50,623

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three months ending March 31, 2022:

	Three Months Ending
	March 31, 2022
(in thousands, except per share data)	Low	High
Net income	$2,260	$3,310
Income tax expense	970	1,420
Interest expense (income)	3,370	3,370
Equity investment loss (income)	-	-
Depreciation and amortization	7,940	7,940
EBITDA	14,540	16,040

Stock Compensation	2,450	2,450
M&A and integration - related professional fees	700	1,300
Adjusted EBITDA	$17,690	$19,790